Exhibit 99.1

For Immediate Release:

Steinway Reports Q4 2005 Results

Band Division Sales up 11%

WALTHAM, MA — March 20, 2006 — Steinway Musical Instruments, Inc. (NYSE: LVB), one of the world’s leading manufacturers of musical instruments, today announced results for the quarter and twelve months ended December 31, 2005.

Net sales for the fourth quarter increased 3% over the prior year period and gross margins decreased 170 basis points.  Operating profits were $11 million and Adjusted EBITDA was $14 million.  The Company’s higher tax rate for the quarter negatively impacted EPS by $0.07, contributing to a decline in Basic EPS to $0.62.  Adjusted EPS was $0.66 compared to $0.84 in the prior year period.  Adjustments for the fourth quarter of 2005 are primarily comprised of a loss on the early extinguishment of debt.

For the twelve month period, sales rose 3%, to $387 million, and gross margins declined slightly, from 29.1% to 28.8%.  Operating profits increased 2% to $35 million.  Basic EPS was $1.71.

Piano Operations

For the fourth quarter, worldwide Steinway grand unit shipments increased 4%.  This increase offset a 6% decrease in unit shipments of the Company’s mid-priced lines, resulting in total piano unit shipments level with the prior year quarter.  Exchange rates negatively impacted revenue by nearly $2 million, contributing to a 2% decrease in piano revenue.  Manufacturing costs associated with the Company’s continuous improvement initiative as well as year end inventory adjustments negatively impacted piano gross margins, which decreased from 41.4% to 37.1%.

Wholesale unit shipments of Steinway grand pianos in 2005 were essentially even with the prior year.  However, retail shipments declined 7%, resulting in a 2% decrease in total Steinway grand shipments for the twelve month period.  Unit shipments of the Company’s Boston and Essex brands declined 6% for the year due to soft demand in the United States.  Total piano revenue for 2005 was $204 million, consistent with the prior year.  Gross margins declined, from 37.1% to 36.4%, primarily as a result of higher utility costs and lower retail sales.

Band Operations

Fourth quarter sales of band & orchestral instruments rose to $46 million, an 11% increase over the prior year quarter.  Unit shipments of woodwind and brass instruments increased 13%.  Gross margins increased from 14.6% to 18.2%, as production facilities continue to increase their efficiency.

For the twelve month period, sales increased 7%, to $184 million.  Unit shipments of woodwind and brass instruments increased 10% over 2004 and gross margins improved from 19.6% to 20.4%.

Refinancing

Steinway recently completed a successful refinancing transaction, replacing its outstanding 8.75% senior notes with 7% notes due 2014.  The Company estimates annual interest savings of approximately $2 million as a result of the more favorable interest rate.  In the first half of 2006, Steinway expects to recognize approximately $9 million of debt extinguishment costs.

In addition, the Company repaid one of its term loans which had a principal balance of $16.6 million. As a result, the Company will recognize a loss of approximately $1 million for the quarter ending March 31, 2006 due to elimination of the related deferred financing costs.

Comments

CEO Dana Messina commented, “We are very pleased with our performance.  Our band business posted a significant revenue increase in the fourth quarter, an indication of a strong start to our sales year.  Gross margins continue to improve as our outsourcing efforts gain traction and our domestic plants increase their production rates.”

Turning to piano operations, Messina added, “Our piano operations overseas continue to perform well, having shipped more Steinway grand pianos in 2005 than in any year since 2001.  In the U.S., our Steinway business improved during the fourth quarter but demand for our Boston pianos continued to be weak.”

Messina also said, “We have further opportunities to improve manufacturing efficiencies and levels of working capital in all of our facilities.  Our continuous improvement initiative is focused on these objectives and has been successful.  This program was a major contributor to the turnaround of our band business.”

Messina commented on management’s 2006 outlook, “While we expect our piano business overseas to stay strong, our U.S. piano business will remain challenging.  We have taken ten production days out of the first quarter of 2006 in order to reduce domestic piano inventories and these temporary plant shutdowns may have a negative impact on our gross margins.  Our band business should perform very well in 2006.  We expect the strong sales we saw in the fourth quarter to continue and we expect year over year gross margin improvement as well.”

The Company expects total sales and operating profits for 2006 to show improvement over the prior year.

Conference Call

Management will be discussing the Company’s fourth quarter results and outlook for 2006 on a conference call today beginning at 5:00 p.m. EST.  A live web cast and an archived version of the call will be available to all interested parties on the Company’s web site, www.steinwaymusical.com.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

Non-GAAP Financial Measures Used by Steinway Musical Instruments

The Company uses the non-GAAP measurement Adjusted EBITDA, which it defines as earnings before net interest expense, income taxes, depreciation and amortization, adjusted to exclude non-recurring, infrequent or unusual items.  The Company uses Adjusted EBITDA because it is useful to management and investors as a measure of the Company’s core operating performance.  The Company also believes

Adjusted EBITDA is helpful in determining the Company’s ability to meet future debt service, capital expenditures and working capital requirements.  In addition, certain of the Company’s debt covenants are based upon Adjusted EBITDA calculations and the Company uses Adjusted EBITDA as the basis for determining bonuses for its managers.  However, Adjusted EBITDA should not be construed as a substitute for operating income or a better indicator of liquidity than cash flows from operating activities, which are determined in accordance with GAAP.

The Company has provided other non-GAAP measurements which present operating results on a basis excluding certain non-comparable items.  The Company has provided Adjusted financial information because management uses it to make meaningful comparisons of performance between periods.  However, there are limitations in the use of such information because the Company’s actual results do include the impact of these Adjustments.  The non-GAAP measures are intended only as a supplement to the comparable GAAP measures.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new band instrument product and distribution strategies; ability of suppliers to meet demand; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone: 781-894-9770
E-mail: ir@steinwaymusical.com

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	12/31/2005	12/31/2004	12/31/2005	12/31/2004
Net sales	$110,126	$106,632	$387,143	$375,034
Cost of sales	77,911	73,523	275,609	265,901
Gross profit	32,215	33,109	111,534	109,133
	29.3%	31.0%	28.8%	29.1%

Operating expenses	21,501	21,776	76,697	74,892
Income from operations	10,714	11,333	34,837	34,241
Interest expense, net	3,248	3,183	13,645	13,437
Other (income) expense, net	73	(1,011)	(800)	(3,163)
Income before taxes	7,393	9,161	21,992	23,967
Provision for income taxes	2,360	2,180	8,200	8,100
Net income	$5,033	$6,981	$13,792	$15,867

Earnings per share - basic	$0.62	$0.87	$1.71	$1.97
Earnings per share - diluted	$0.61	$0.85	$1.67	$1.91

Weighted average common shares - basic	8,108	8,019	8,070	8,046
Weighted average common shares - diluted	8,255	8,230	8,265	8,304

Condensed Consolidated Balance Sheets

	12/31/2005	12/31/2004
Cash	$34,952	$27,372
Receivables, net	81,880	88,059
Inventories	159,310	172,346
Other current assets	19,307	20,984
Total current assets	295,449	308,761

Property, plant and equipment, net	96,664	102,944
Other assets	63,260	65,840
Total assets	$455,373	$477,545

Notes payable and current portion of long-term debt	$12,977	$14,212
Other current liabilities	58,214	58,681
Total current liabilities	71,191	72,893

Long-term debt	191,715	208,580
Other liabilities	43,637	50,519
Stockholders’ equity	148,830	145,553
Total liabilities and stockholders’ equity	$455,373	$477,545

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Reconciliation of GAAP Earnings to Adjusted Earnings

	Three Months Ended 12/31/05
	GAAP	Adjustments		Adjusted
Band sales	$45,748	$—		$45,748
Piano sales	64,378	—		64,378
Total sales	110,126	—		110,126

Band gross profit	8,334	29	(1)	8,363
Piano gross profit	23,881	—		23,881
Total gross profit	32,215	29		32,244

Band GM%	18.2%			18.3%
Piano GM%	37.1%			37.1%
Total GM%	29.3%			29.3%

Operating expenses	21,501	—		21,501

Income from operations	10,714	29		10,743

Interest expense, net	3,248	—		3,248
Other (income) expense, net	73	(538)	(2)	(465)

Income before taxes	7,393	567		7,960

Provision for income taxes	2,360	181	(3)	2,541

Net income	$5,033	$386		$5,419

Earnings per share - basic	$0.62			$0.67
Earnings per share - diluted	$0.61			$0.66

	Three Months Ended 12/31/04
	GAAP	Adjustments		Adjusted
Band sales	$41,195	$—		$41,195
Piano sales	65,437	—		65,437
Total sales	106,632	—		106,632

Band gross profit	6,032	242	(1)	6,274
Piano gross profit	27,077	—		27,077
Total gross profit	33,109	242		33,351

Band GM%	14.6%			15.2%
Piano GM%	41.4%			41.4%
Total GM%	31.0%			31.3%

Operating expenses	21,776	287	(4)	22,063

Income from operations	11,333	(45)		11,288

Interest expense, net	3,183	—		3,183
Other (income) expense, net	(1,011)	—		(1,011)

Income before taxes	9,161	(45)		9,116

Provision for income taxes	2,180	(11)	(3)	2,169

Net income	$6,981	$(34)		$6,947

Earnings per share - basic	$0.87			$0.87
Earnings per share - diluted	$0.85			$0.84

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1)  Reflects charges relating to the step-up of acquired inventory.

(2)  Reflects a loss on early extinguishment of debt.

(3)  Reflects the tax effect of Adjustments at the Company’s effective rate for the period.

(4)  Reflects a gain on the sale of property associated with plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands, Except Per Share Data)

(Unaudited)

Reconciliation of GAAP Earnings to Adjusted Earnings

	Twelve Months Ended 12/31/05
	GAAP	Adjustments		Adjusted
Band sales	$183,626	$—		$183,626
Piano sales	203,517	—		203,517
Total sales	387,143	—		387,143

Band gross profit	37,458	1,573	(1)	39,031
Piano gross profit	74,076	—		74,076
Total gross profit	111,534	1,573		113,107

Band GM%	20.4%			21.3%
Piano GM%	36.4%			36.4%
Total GM%	28.8%			29.2%

Operating expenses	76,697	—		76,697

Income from operations	34,837	1,573		36,410

Interest expense, net	13,645	—		13,645
Other (income) expense, net	(800)	(538)	(2)	(1,338)

Income before taxes	21,992	2,111		24,103

Provision for income taxes	8,200	787	(3)	8,987

Net income	$13,792	$1,324		$15,116

Earnings per share - basic	$1.71			$1.87
Earnings per share - diluted	$1.67			$1.83

	Twelve Months Ended 12/31/04
	GAAP	Adjustments		Adjusted
Band sales	$171,346	$—		$171,346
Piano sales	203,688	—		203,688
Total sales	375,034	—		375,034

Band gross profit	33,567	2,618	(4)	36,185
Piano gross profit	75,566	—		75,566
Total gross profit	109,133	2,618		111,751

Band GM%	19.6%			21.1%
Piano GM%	37.1%			37.1%
Total GM%	29.1%			29.8%

Operating expenses	74,892	363	(5)	75,255

Income from operations	34,241	2,255		36,496

Interest expense, net	13,437	—		13,437
Other (income) expense, net	(3,163)	—		(3,163)

Income before taxes	23,967	2,255		26,222

Provision for income taxes	8,100	762	(3)	8,862

Net income	$15,867	$1,493		$17,360

Earnings per share - basic	$1.97			$2.16
Earnings per share - diluted	$1.91			$2.09

Notes to Reconciliation of GAAP Earnings to Adjusted Earnings

(1) Reflects charges relating to the step-up of acquired inventory.
(2) Reflects a loss on early extinguishment of debt.
(3) Reflects the tax effect of Adjustments at the Company’s effective rate for the period.
(4) Reflects $1,418 of employee severance costs associated with plant closures; and $1,200 of charges relating to the step up of acquired inventory
(5) Reflects a gain on sale of property and equipment associated with plant closures.

STEINWAY MUSICAL INSTRUMENTS, INC.

(In Thousands)

(Unaudited)

Reconciliation from Cash Flows from Operating Activities to Adjusted EBITDA

	Three Months Ended
	12/31/2005	12/31/2004
Cash flows from operating activities	$26,246	$31,557
Changes in operating assets and liabilities	(18,571)	(23,847)
Income taxes, net of deferred tax benefit	2,708	4,354
Net interest expense	3,248	3,183
Other	(136)	127
Non-recurring, infrequent or unusual cash charges	436	(45)
Adjusted EBITDA	$13,931	$15,329

	Twelve Months Ended
	12/31/2005	12/31/2004
Cash flows from operating activities	$28,724	$23,873
Changes in operating assets and liabilities	(4,151)	1,305
Income taxes, net of deferred tax benefit	8,876	10,597
Net interest expense	13,645	13,437
Other	(59)	(625)
Non-recurring, infrequent or unusual cash charges	1,980	2,255
Adjusted EBITDA	$49,015	$50,842